HomeStreet Appoints Sandra Cavanaugh to Board of Directors

Ms. Cavanaugh brings diversity and extensive investment management and banking sector experience to the Board

SEATTLE - (May 30, 2018) - HomeStreet, Inc. (Nasdaq:HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank (the “Bank”), today announced that it has appointed Sandra Cavanaugh to the board of directors (the “Board”) of the Company and the board of directors of the Bank. Ms. Cavanaugh previously served as chief executive officer and president of U.S. Private Client Services at Russell Investments, where she was responsible for all advisor sold business within the U.S. and oversaw the firm’s $45 billion mutual fund business from 2010 until her retirement in 2016. Prior to that, Ms. Cavanaugh was an Executive Vice President at Sun Trust Bank during 2009 and held senior executive positions at Washington Mutual / JP Morgan Chase, including as president of two of their subsidiaries, WM Financial Services and WM Funds Distributor and Shareholder Services. Since retiring from Russell Investments, Ms. Cavanaugh has been providing financial consulting services.

As previously announced, the Human Resources and Corporate Governance Committee (the “HRCG”) of the Board recommended Ms. Cavanaugh’s appointment following a search for a candidate that meets the diversity goals set forth in the Company’s Principles of Corporate Governance. Ms. Cavanaugh was identified to the Company by an external executive recruitment firm, was appointed to fill a vacancy created by the expansion of the Board and does not replace any of the existing directors of the Company.

”Sandra will complement our Board with her deep experience in the banking and financial institutions industries, specifically her background in asset management and financial product creation and distribution,” said Scott M. Boggs, Lead Independent Director of HomeStreet. “Her skills and experience are a natural fit to our Board and her commitment to serving the community perfectly aligns with HomeStreet’s values. We look forward to her contribution in executing our strategic plan."

“I am excited to be joining the HomeStreet Board and to bring my expertise and perspective to help inform the strategic goals of the company,” said Sandra Cavanaugh. “HomeStreet’s achievement converting from a troubled thrift to a diversified commercial and consumer bank has been impressive, and I look forward to assisting the Company in furthering this transformation and enhancing shareholder value.”

About HomeStreet, Inc.

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The company operates two primary business segments: Mortgage Banking, which originates and purchases single family residential mortgage loans, primarily for sale into secondary markets; and Commercial & Consumer Banking, including commercial real estate, commercial lending, residential construction lending, retail banking, private banking, investment, and insurance services. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

HomeStreet, Inc.

Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com

Or
Media Relations:
Michael Brandt, 206-876-5506
Michael.brandt@homestreet.com